Exhibit 4.10

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is made and entered into as of the 4th day of August, 2016 (the “Effective Date”) by and between Railvision Ltd., a company incorporated under the laws of the State of Israel, registration number 5154441541 (the “Company”), the Founders (as defined below) and Capitalink Ltd., (“Capitalink“), Foresight Autonomous Holdings Ltd. (“Foresight”), and Amir Uziel Consulting Ltd. (“Uziel”) (each, an “Investor”; and collectively, the “Investors”). The Company, the Founders and the Investors are collectively referred to herein as the “Parties”, and each separately as a “Party”.

RECITALS

WHEREAS, the Company was founded by Messrs. Elen Joseph Katz, Shachar Hania, Yuval Esby and Noam Tich (the “Founders”) and is developing and the owner of proprietary alert and safety systems, with focus on railways;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company to raise capital by means of the issuance of Ordinary Shares of the Company, nominal value NIS 0.01 per share (the “Ordinary Shares”), in two installments, at an average price per share of US$60.029 for a maximum aggregate investment amount of US$2,000,000 (the “Maximum Investment Amount”); and

WHEREAS, in May 2016, Mr. Guy Gershoni (“Gershoni”) extended to the Company a convertible loan in the amount of US $50,000 (the “Gershoni Loan”) to be automatically converted into Ordinary Shares of the Company immediately prior to the Initial Closing (as defined below); and

WHEREAS, in May 2016 the Parties entered in that certain Memorandum of Understandings which outlined the principal terms of the transaction contemplated hereunder (the “MOU”); and

WHEREAS, in May 2016, the Company, Capitalink and Uziel entered into that certain loan agreement pursuant to which Capitalink and Uziel extended or shall extend to the Company a convertible loan in the amount of up to US$270,000 (the “Investors Loan”), as an advance payment against their respective contemplated investment in the Company, to be automatically converted into Ordinary Shares of the Company at the Initial Closing (as defined below); and

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

1.       The Transaction

1.1.    Issuance and Purchase of Ordinary Shares. Subject to the terms and conditions herein, at the Initial Closing (as defined below), the Company shall issue to the Investors and/or any party on their behalf, as determined by the Investors absolute discretion (the “Additional Investors”) and each Investor and Additional Investor, as the case may be, shall purchase from the Company, severally and not jointly, in accordance with the breakdown set forth in Schedule A attached hereto, an aggregate number of 11,821 Ordinary Shares of the Company (the “Investors’ Shares”), at a price per each Investors’ Share equal to US$84.59 (the “PPS”), in consideration for an aggregate investment amount of US$1,000,000, which shall include the respective amount previously advanced to the Company pursuant to the Investors Loan (the “Initial Investment Amount”), reflecting a Company's post-investment valuation of US$4,444,444. The Investors' Shares shall represent, immediately following the Initial Closing, 22.5% of the issued and outstanding share capital of the Company.

1.2.    Conversion of Gershoni Loan. Immediately prior to the Initial Closing, and contingent thereupon, the Company will convert the Gershoni Loan into 721 Ordinary Shares at a conversion price equal to the PPS.

1.3.    Investors’ Decision regarding the Second Investment Amount. From and after the date of the Initial Closing and during a one hundred and twenty day period thereafter (the “Decision Period”), the Investors shall elect and notify the Company in which of the two following ways, shall the Investors (and/or Additional Investors) invest the additional US$1,000,000 (the “Second Investment Amount”) in the Company, on a best effort basis:

1.3.1.	Investment of the Second Investment Amount by purchase of 21,496 additional Ordinary Shares, to be issued by the Company to the Investors and/or Additional Investors, (“Investors’ Optional Shares” and together with the Investors’ Shares - the “Purchased Shares”) each at price per share of US$46.52 (the "Second Closing PPS"), subject to provisions of Section 6.1 herein. The Purchased Shares shall represent, immediately following the Second Closing, 45% of the issued and outstanding share capital of the Company. Following the Second Closing, the Investors will make their best efforts, to register the Company's ordinary shares for trade on a recognized US stock exchange (the "Registration for Trade"). For the removal of any doubts, the Registration for Trade and the terms and conditions thereof, shall be subject to the approval of the Board (the "Direct Investment"). In the event the Investors elect to effect a Direct Investment, the Investors shall use their best efforts to consummate the Direct Investment within two months of the Investors’ Decision Notice; or

1.3.2.	A merger of the Company with or into an existing publicly traded shell company, whose securities are traded on a recognized US stock exchange and with cash assets equal to the Second Investment Amount (the “Merger”, the “Shell Company” and the "Indirect Investment" accordingly) within 90 days of the Investors’ Decision Notice.

1.3.3.	The Investors’ shall provide the Company with a written notice by the lapse of the Decision Period informing the Company on their decision (the “Investors’ Decision Notice”) whether to invest by way of a Direct Investment or by way of an Indirect Investment.

1.3.4.	It is hereby clarified that: (i) in the event the Investors invest via Direct Investment, the Investors shall not hold, jointly, immediately following the consummation of the Direct Investment, more than 44.99% of the issued and outstanding share capital of the Company, on a non-diluted basis; and (ii) in the event the Investors invest via Indirect Investment, the Investors shall not hold, jointly, immediately following the consummation of the Merger Agreement, more than 44.99% of the issued and outstanding share capital of the Shell Company, on a non-diluted basis.

1.3.5.	The Company hereby agrees and acknowledges that in the event neither Direct Investment nor the Indirect Investment is consummated provided that the Investors used their best efforts to effect same, the Investors, or any of them, shall have no liability or responsibility to the Company or any of its shareholders, officers or employees, and the Company shall have no, and it hereby expressly waives and releases, any claim against the Investors or any of their respective shareholders, officers or employees for any damages or losses of any nature in connection therewith.

1.4.    Merger into a Shell Company. In the event the Investors decided to invest by way of Indirect Investment as set forth in Section 1.3.2, the Investors hereby undertake to make best efforts to cause the Shell Company to enter into an appropriate agreement with the Company and/or the Company’s shareholders (the “Merger Agreement”) within ninety (90) days of delivery of the Investors Decision Notice (the “Merger Date”). Pursuant to the Merger Agreement, all of the Company’s share capital, as well as any and all rights of the Company, including, without limitation, any tangible and in-tangible assets, intellectual property rights, rights to the technology, and any know-how that were developed by the Company up to the Merger Date will be purchased by the Shell Company in exchange for issuance to the shareholders of the Company immediately prior to the Initial Closing Date (as defined below) of such number of shares of the Shell Company which will represent immediately following the Merger Date 55.01% of the issued and outstanding share capital of the Shell Company, on a non-diluted basis (i.e. excluding the ESOP Pool, as provided in Section 1.7 herein and the Warrants granted in accordance with Section 1.8 herein). For the avoidance of any doubt, the Merger may be effected by any other appropriate mechanism, as agreed between the parties to the Merger Agreement, including, but not limited to, by means of exchange of shares between the shareholders of the Company and the Shell Company. It is hereby clarified that on the Merger Date, the Shell Company shall be free and clear of (i) any assets, other than a minimum amount of cash equaling to the Second Investment Amount and (ii) liabilities, debts, liens, any other encumbrances, including any third parties rights in this transaction.

1.5.    Investors’ Second Loan. In the event the Investors decided to invest by way of Indirect Investment as set forth in Section 1.3.2, the Investors hereby take to extend to the Company a convertible loan in the amount of the Company’s monthly burn rate, as shall be determined by the CEO of the Company, at his sole discretion, (the “Investors Second Loan”) for the period between the delivery of the Investors Decision Notice and until the Merger Date. The Investors Second Loan shall be deemed an advance payment against the Second Investment Amount, to be automatically converted into Ordinary Shares of the Company upon the consummation of the Merger Agreement.

1.6.    Release from lock up. Following the Registration for Trade or the consummation of the Merger Agreement, the Company will make its best efforts to release the Purchased Shares, and any shares derived from the exercise of the Warrants (as defined below) granted to the Investors hereunder (the “Exercised Shares”), from the applicable lock-up restrictions. The Founder’s shares in the Company, including any shares resulting from exercise of the options to purchase the Company’s shares under the Plan (as defined below), shall be released from lock-up in accordance with the applicable law, including the Rule 144 under the US Securities Act of 1933, if applicable and/or in accordance with obligations towards underwriters, if any.

1.7.    ESOP Pool. The Company undertakes to reserve, at the Initial Closing and contingent thereupon, 7,881 Ordinary Shares, constituting 15% of the issued and outstanding share capital of the Company immediately following the Initial Closing (the “ESOP Pool”), for issuance upon the exercise of the Company's employee share options plan to be approved by the Board (the “Plan”) pursuant to which the Company may grant options to purchase Ordinary Shares to employees, officers, directors or service providers of the Company. Unless resolved otherwise by the Board, the options granted pursuant to the Plan shall have a vesting period of five (5) years during which each year a twenty percent (20%) of the options would vest. The exercise price of each such option shall be determined by the Board, provided however, that the minimal exercise price thereof shall reflect the Company’s valuation of US$20,000,000 based on the Company’s issued and outstanding share capital as of the Initial Closing (the “Minimal Exercise Price”). Notwithstanding the foregoing, under special circumstances and at the request of the CEO of the Company, the Board shall have the right to decrease the Minimal Exercise Price. In any event, on the Initial Closing and thereafter, the Company shall not allocate to those Company’s employees and officers who shall be employed by the Company on the Initial Closing Date, options in an amount, exceeding, in the aggregate 5,524 options to purchase 5,524 Ordinary Shares.

1.8.    Warrants.

1.8.1.	At the Initial Closing the Company shall issue to each of the Investors and Additional Investors, as the case may be: (a) a warrant in the form attached hereto as Exhibit 1.8.1 (a) (the “Initial Warrant 1”) to purchase up to the amount of the Ordinary Shares equal to such Investor's or Additional Investor’s portion of the Investors' Shares, at an exercise price per each such share of US$266.45, reflecting a Company pre-money valuation of US$14,000,000, exercisable within 18 months as of the Initial Closing Date; if the Second Closing is consummated, the Initial Warrant 1 shall be cancelled against and subject to issuance to each of the Investors and Additional Investors of a warrant in the form attached hereto as Exhibit 1.8.1 (a)(i) (the “Updated Warrant 1”) updated as follows: (i) the amount of the Ordinary Shares shall be increased to such Investor's or Additional Investor’s portion of the Purchased Shares; (ii) the exercise price shall be decreased to US$189.09, and (iii) the exercise period will be extended to 18 months as of the Second Closing Date; (b) a warrant in the form attached hereto as Exhibit 1.8.1 (b) (the “Initial Warrant 2”) to purchase up to the amount of the Ordinary Shares equal to such Investor's or Additional Investor’s portion of the Investors' Shares, at an exercise price per each such share of US$380.64, reflecting a Company pre-money valuation of US$20,000,000, exercisable within 30 months as of the Initial Closing Date; if the Second Closing is consummated, the Initial Warrant 2 shall be cancelled against and subject to issuance to each of the Investors and Additional Investors of a warrant in the form attached hereto as Exhibit 1.8.1 (b)(i) (the “Updated Warrant 2”) updated as follows: (i) the amount of the Ordinary Shares shall be increased to such Investor's or Additional Investor’s portion of the Purchased Shares; (ii) the exercise price shall be decreased to US$270.13, and (iii) the exercise period will be extended to 30 months as of the Second Closing Date.

1.8.2.	At the Initial Closing the Company shall issue to the Investors and the Additional Investors warrants in the form attached hereto as Exhibit 1.8.2 (the “Initial Warrant 3”) to purchase the Ordinary Shares in the amounts set forth alongside such Investor's or Additional Investor’s name in Schedule A attached hereto, and in the aggregate, up to 3,284 Ordinary Shares (“Aggregate Amount”), at an exercise price per each share of US$304.52, exercisable within 24 months as of the Initial Closing Date; if the Second Closing is consummated, the Initial Warrant 3 shall be cancelled against and subject to issuance to each Investor and Additional Investor of warrants in the form attached hereto as Exhibit 1.8.2(i) (the “Updated Warrant 3”) updated as follows: (i) to purchase up to the amount of the Ordinary Shares pro rata to such Investor’s or Additional Investor’s share in the Maximum Investment Amount and in the increased Aggregate Amount of 4,627 Ordinary Shares; (ii) the exercise price shall be decreased to US$216.1, and (iii) the exercise period will be extended to 24 months as of the Second Closing Date.

1.8.3.	The Initial Warrant 1, Initial Warrant 2 and Initial Warrant 3 collectively – the “Initial Warrants”; The Updated Warrant 1, Updated Warrant 2 and Updated Warrant 3 collectively – the “Updated Warrants”; the Initial Warrants and the Updated Warrants collectively – the “Warrants”.

2.       The Closings

2.1.    The Initial Closing. The issuance and allotment of the Investors’ Shares to the Investors and the payment of the Initial Investment Amount by the Investors in consideration therefor (the “Initial Closing”), shall take place remotely via the exchange of documents and signatures or at the offices of Pearl Cohen Zedek Latzer Baratz, 1 Azrieli Center, Round Tower, 18th Floor, Tel-Aviv 67021 Israel, at such date and time as the Company and the Investors shall mutually agree (the “Initial Closing Date”), which, in any event, shall not be later than September 15, 2016 (the “End Date”).

2.2.    Transactions at the Initial Closing. At the Initial Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

2.2.1.	The Company shall deliver to the Investor the following documents:

(a)       A true and correct copy of the unanimous written consent of the Company’s Board, in the form attached hereto as Schedule 2.2.1 (a), approving, inter alia: (i) the entering into, execution, delivery and performance of this Agreement and approving all the transactions contemplated herein; (ii) the issuance and allotment of the Investors’ Shares to the Investors and the Additional Investors against payment of the Initial Investment Amount; (iii) the issuance of the Investors’ Optional Shares (if and when applicable) to the Investors and/or Additional Investors against and subject to payment of the Second Investment Amount; (iv) the reservation of the ESOP Pool; and (v) the issuance of the Warrants, the issuance of the Ordinary Shares upon the exercise thereof and reserving share capital for the Warrants.

(b)      A true and correct copy of the minutes of the general meeting of the shareholders of the Company, in the form attached hereto as Schedule 2.2.1 (b)(i), approving, inter alia: (i) the entering into, execution, delivery and performance of this Agreement and approving all the transactions contemplated herein; (ii) the issuance and allotment of the Investors’ Shares to the Investors and the Additional Investors against payment of the Initial Investment Amount; (iii) the issuance of the Investors’ Optional Shares (if and when applicable) to the Investors and/or Additional Investors against and subject to payment of the Second Investment Amount; (iv) the reservation of the ESOP Pool; (vi) the adoption of the Amended and Restated Articles of Association (the “Amended Articles”), in the form attached hereto as Schedule 2.2.1 (b)(ii); (vi) the increase of the authorized share capital of the Company; and (vi) the issuance of the Warrants, the issuance of the Ordinary Shares upon the exercise thereof and reserving share capital for the Warrants.

(c)       Validly executed share certificates in the Investors’ and Additional Investors’ names, evidencing the Investors’ Shares issued to and purchased by the Investors and Additional Investors, in a form attached hereto as Schedule 2.2.1 (c) (including on account of the automatically converted Investors Loan);

(d)       Validly executed Initial Warrants;

(e)       The Company’s shareholders register, in a form attached hereto as Schedule 2.2.1 (d), evidencing the issuance of such Investors’ Shares to the Investors and conversion of Gershoni Loan;

(f)        An opinion of counsel to the Company dated as of the Initial Closing Date, in the form attached hereto as Schedule 2.2.1(f);

(g)       Certificates duly executed by the chief executive officer of the Company and each of the Founders, dated as of the Initial Closing Date, in the forms attached hereto as Schedule 2.2.1(g)(i) and (ii) (the “Compliance Certificates”);

(h)       Executed copies of indemnity agreement with the persons appointed as a director of the Company in the form attached as Schedule 2.2.1(h) (the “Indemnification Agreements”);

(i)        A copy of a duly completed and executed notices to the Israeli Companies Registrar with regard to the: (i) adoption of the Amended Articles, including the increase of the authorized share capital of the Company; (ii) issuance of the Investors’ Shares, and (iii) changes to the Company’s Board, all in form and substance acceptable to Investors for immediate filing with the Registrar;

(j)        Waivers duly executed by each of the Company's shareholders waiving any and all preemptive rights, rights of first refusal, anti-dilution rights and any other participation or veto rights (whether under the current Articles of Association of the Company or any other agreement or under applicable law), if any, that they may have in connection with the issuance of the Purchased Shares, the grant of the Warrants and the exercise thereof, and the transactions contemplated hereunder, in the form attached hereto as Schedule 2.2.1(j);

(k)       Gershoni's waiver of any payment by the Company on account of Gershoni Loan;

(l)       A copy of tax ruling issued by the Israeli Tax Authority under Section 104B of Israeli Income Tax Ordinance with regard to the transfer by Founders of the Intellectual Property (as defined below) to the Company, as well as the approval issued by the Israeli Tax Authority under Section 104A of Israeli Income Tax Ordinance and the regulations promulgated thereunder pursuant to which (i) the Company is deemed a ‘research and development’ company and (ii) the holdings of the controlling shareholders of the Company immediately prior to the Initial Closing may be diluted to 25% of the Company’s share capital;

(m)      Any third party consent required (if any) in connection with the transactions contemplated hereby, the issuance of the Purchased Shares and the grant of the Warrants.

2.2.2.	The Company and each of the Founders shall enter into an employment or services agreement in the forms attached hereto as Schedule 2.2.2(i)-(iv).

2.2.3.	Each Investor and Additional Investor shall cause the transfer to the Company of his entire respective portion of the Initial Investment Amount paid in consideration for the Investors’ Shares being issued to said Investor or Additional Investor, as more fully set forth in Schedule A, by wire transfer, banker’s check or such other form of payment as is mutually agreed by the Company and the Investors. The wire transfer (if so agreed) will be made in US Dollars or New Israeli Shekels (in accordance with the representative rate of exchange published by the Bank of Israel on the Business Day immediately preceding the Initial Closing Date) to the Company’s bank account, the details of which will be provided to the Investors by the Company at least three (3) days prior to the Initial Closing Date. For the purpose hereof, “Business Day” shall mean a day, other than Friday, Saturday, Sunday or other day on which commercial banks in Tel-Aviv, Israel or the US are authorized or required by law to be closed.

2.3.    Second Closing.

2.3.1.	Within ninety (90) days of delivery of the Investors’ Decision Notice to the Company notifying the Company that the Investors decided to invest via Direct Investment, at a time and date agreed between the Company and the Investors and the Additional Investors (the “Second Closing Date”), a second closing shall take place remotely via the exchange of documents and signatures or at the offices of Pearl Cohen Zedek Latzer Baratz, 1 Azrieli Center, Round Tower, 18th Floor, Tel-Aviv 67021 Israel, whereby the Investors and the Additional Investors shall transfer to the Company the Second Investment Amount and the Company will issue to the Investors and the Additional Investors, if any, the Investors’ Optional Shares (the “Second Closing” and together with the Initial Closing, the “Closing”).

2.4.    Transactions at the Second Closing. At the Second Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

2.4.1.	The Company shall deliver to the Investors the following documents:

(a)       Validly executed share certificates in the Investors’ and/or Additional Investors’ names, evidencing the Investors’ Optional Shares issued to and purchased by the Investors and/or Additional Investors, in a form attached hereto as Schedule 2.2.1 (a);

(b)       The Company’s shareholders register, evidencing the issuance of such Investors’ Optional Shares to the Investors and/or Additional Investors;

(c)       Validly executed Updated Warrants;

2.4.2.	Each Additional Investor not listed in Schedule A hereto shall provide the Company with a duly executed copy of a joinder to this Agreement in the form attached hereto as Schedule 2.4.2.

2.4.3.	Each Investor and/or Additional Investor, if any, shall cause the transfer to the Company of his entire respective portion of the Second Investment Amount paid in consideration for the Investors’ Optional Shares being issued to said Investor or Additional Investor, as applicable, according to a breakdown to be provided to the Company by the Investors, by wire transfer, banker’s check or such other form of payment as is mutually agreed by the Company and the Investors. The wire transfer (if so agreed) will be made in US Dollars or New Israeli Shekels (in accordance with the representative rate of exchange published by the Bank of Israel on the Business Day immediately preceding the Second Closing Date) to the Company’s bank account, the details of which will be provided to the Investors by the Company at least three (3) days prior to the Second Closing Date.

3.       Representations and Warranties of the Company and the Founders. As a material inducement and condition to the Investors entering into this Agreement and consummation of the transactions contemplated hereby, the Company and the Founders (only with regard to Sections 3.4 and 3.5 below) jointly and severally represent, warrant and undertake to the Investors, except as set forth on a Schedule of Exceptions attached hereto as Schedule 3 (the “Schedule of Exceptions”), which exceptions shall be deemed to be representations and warranties as if made hereunder, that as of the date hereof and as of the Initial Closing:

3.1.    Authorization; Approvals. The Company has the full power and authority to execute, deliver and perform this Agreement and the other agreements contemplated hereby or which are ancillary hereto (the “Transaction Documents”), and to consummate the transactions contemplated hereby and thereby. This Agreement and all the Transaction Documents, when executed and delivered by or on behalf of the Company, will constitute the valid and legally binding obligations of the Company, legally enforceable against the Company in accordance with its terms, except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or in law). All corporate action on the part of the Company, its shareholders, officers and directors necessary for the authorization, execution, delivery, and performance of all of the Company’s obligations under the Transaction Documents and for the authorization, issuance and sale of the Purchased Shares and Warrants and of the Ordinary Share issuable upon the exercise of the Warrants, has or will be taken prior to the Initial Closing. No consent, approval, order, license, permit, action by, or authorization of or designation, declaration, or filing with any governmental authority or any other person or entity on the part of the Company is required and has not been obtained by the Company prior to the Initial Closing in connection with the valid execution, delivery and performance of this Agreement and the other Transaction Documents or the offer, sale, or issuance of the Purchased Shares and the Warrants.

3.2.    Organization. The Company is duly organized and validly existing company under the laws of the State of Israel. The Company has all requisite power to own and operate its properties and assets, and to carry on its business as presently conducted and as presently proposed to be conducted. The articles of association of the Company (the “Articles of Association”) as in effect prior to the Initial Closing are attached hereto as Schedule 3.2 and the Amended Articles shall be in effect immediately upon the Initial Closing.

3.3.       Compliance with other Instruments. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby will not result in any violation of, or conflict with or constitute a default under, (i) the Company’s Articles of Association, (ii) any material contract, agreement, instrument or mortgage of the Company or to which it is a party or by which it or any of its property is bound or affected; (iii) any judgment, order, injunction, decree, or ruling of any court or governmental authority, domestic or foreign; or (iv) any applicable law. The Company has all franchises, permits, licenses, and any similar authority necessary or required under any applicable law, regulation, rule or ordinance in the State of Israel or in other territories in which the Company currently conducts business, for the conduct of its business as presently being conducted, and the Company is not in default of any material provision of the same. To the Company’s knowledge, there are no restrictions of any kind that prevent or restrict the payment of dividends or other distributions by the Company other than those imposed by the laws of general applicability of their respective jurisdictions of organization. The Company is not a party to or bound by any order, judgment, decree or award of any governmental authority, agency, court, tribunal or arbitrator.

3.4.    Share Capital.

3.4.1.	The authorized share capital of the Company immediately prior to the Initial Closing is NIS 1,000, divided into 100,000 shares, par value of NIS 0.01 per share, of which 4,000 are issued and outstanding, which upon and subject to the Initial Closing shall increase to NIS 10,000, divided into 1,000,000 shares, par value of NIS 0.01 per share, of which 40,000 will be issued and outstanding. Except for the transactions contemplated by this Agreement and except as set forth in the Cap Table (as defined below) and/or in the Amended Articles, there are no other share capital, preemptive rights, convertible securities, outstanding warrants, options or other rights, promises or other contracts, agreements, undertakings, commitments to subscribe for, purchase or acquire from the Company any share capital of the Company.

3.4.2.	All of the issued and outstanding share capital of the Company has been duly authorized, validly issued, fully paid-up and non-assessable. The Purchased Shares and the Warrants, as well as Ordinary Shares originating from the exercise of the Warrants, when issued and allotted and paid for in accordance with this Agreement or the terms of Warrants, will be duly authorized, validly issued, fully paid-up, non-assessable and free of any participation rights, preemptive rights or any similar rights by virtue of which the shareholders or other third parties may be entitled to purchase or receive securities of the Company, and will have the rights, preferences, privileges, and restrictions set forth in the Amended Articles and will be issued free and clear of any liens, claims, encumbrances or third party rights of any kind and duly registered in the name of the Investors or Additional Investors, in the Company’s shareholders register. Except as set forth in the Transaction Documents and the Amended Articles, there are no voting agreements, proxies or other agreements with respect to the share capital of the Company or any agreement relating to the issuance, sale, redemption, transfer or other disposition of the share capital of the Company to which the Company is a party, or of which the Company has knowledge of. The Company is not under any obligation to register any of its currently outstanding securities or any of its securities, which may hereafter be issued, for trading on any securities exchange.

3.5.    Ownership of Shares. The capitalization table attached hereto as Schedule 3.5 (the “Cap Table”) sets forth the number and class of shares held by each shareholder of the Company, and the total number of securities of the Company prior to, and immediately following, the Initial Closing and the Second Closing (assuming the investment in full of the entire applicable investment amount for each such Closing) on a fully-diluted basis. Except as set forth in Schedule 3.5, no other person or entity owns or has rights to or has been promised any shares of the Company, any securities of the Company or any rights to purchase or be issued or granted shares or securities of the Company.

3.6.    Directors, Officers. The directors and officers of the Company as of the date hereof and immediately prior to the Initial Closing, are as listed on Schedule 3.6. Except as set forth in the Transaction Documents and the Amended Articles, the Company has no agreement, obligation or commitment with respect to (i) the election of any individual or individuals to the Board; or (ii) payment of any compensation to any of the Company’s directors (in such persons’ capacity as directors). There are no agreements, commitments and understandings, whether written or oral, with respect to any compensation to be provided to any of the Company’s directors or officers (other than as set forth in their (or companies under their control) respective written employment or consulting agreements with the Company which have been provided to the Investors prior to the Initial Closing). To the Company’s best knowledge no officer of the Company is planning to work less than full-time at the Company in the future.

3.7.    Subsidiaries. The Company does not own or control, directly or indirectly, any interest or participation rights in any corporation, partnership, limited liability company, joint venture, trust, association or other business entity.

3.8.    Liabilities

3.8.1.	Except as set forth in Schedule 3.8.1, the Company has no known liabilities, debts or monetary obligations of any nature exceeding NIS 10,000, whether accrued, absolute or contingent, it is not a guarantor of any debt or obligation of another, nor has it given any indemnification, loan, security or otherwise agreed to become directly or contingently liable for any obligation of any person, and no person has given any guarantee of, or security for, any obligation of the Company.

3.8.2.	As of the incorporation of the Company, there has not been:

(a)       any material adverse event occurred that has or is likely to change the status of the Company;

(b)       any damage, destruction or loss, whether or not covered by insurance, to any of the material assets, properties, financial condition, operating results, prospects or business of the Company (as such business is presently conducted and as it is presently proposed to be conducted);

(c)        any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d)        any execution of, or a change or amendment to, a material agreement by which the Company, or any of its assets or properties are bound or subject;

(e)        any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other Company Intellectual Property Rights (as defined below) or intangible assets of the Company;

(f)        any resignation or termination of employment of any officer or key employee of the Company;

(g)      any change in the accounting methods or accounting principles or practices employed by the Company; or

(h)       any distribution to shareholders or any other entity of dividends, nor did the Company pay in any manner, directly or indirectly, any funds to any of the shareholders, including by way of loans, payments of wages, grants or the like (other than payment under their employment agreements, if applicable).

3.9.   Intellectual Property; Patents.

3.9.1.	Schedule 3.9.1 sets forth all patents and patent applications and other registered and unregistered intellectual property rights owned by the Company (the same, including all technology, computer software, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, databases and compilations, information, ideas, know-how and trade secrets related thereto or otherwise owned by the Company or in which the Company has any interest, collectively, the “Intellectual Property Rights” and/or “Intellectual Property”). Furthermore: (i) no Intellectual Property Right is subject to any law, outstanding order, stipulation or agreement of the Company, restricting the use or licensing thereof; (ii) no Person other than the Company has any ownership right, title, interest, claim in or lien on any of the Intellectual Property Rights; and (iii) the Company has not granted, and there are not outstanding, any options, licenses or agreements of any kind relating to any Intellectual Property Rights, nor is the Company bound by or a party to any option, license or agreement of any kind with respect to any of the Intellectual Property Rights.

3.9.2.	The Company has good, valid, subsisting, unexpired and enforceable title to, free and clear of all security interests to the Intellectual Property Rights. No intellectual property necessary to enable the activities or the business of the Company is held by any of the Founders, employee, director, consultant or shareholder of the Company, whether directly or indirectly. None of the Intellectual Property Rights has been or is now involved in any interferences or reissue, reexamination or opposition proceedings.

3.9.3.	To the Company’s best knowledge, all intellectual property used or required for use in the conduct of the Company's business as now conducted and as proposed to be conducted, do not infringe upon, misappropriate or violate any right, lien, or claim of others. The Company has not received any communications, written, or verbal, alleging that the Company has violated or infringed on any intellectual property rights of any third party.

3.9.4.	All Intellectual Property Rights that were developed, or are currently being developed, by the Company’s Founders, past and present employees, officers, directors and/or consultants (the “Company Personnel”), were/are being developed on behalf of the Company and have been fully assigned to and vested with the Company.

3.9.5.	To the Company’s best knowledge, at no time during the conception of or reduction to practice of any of the Intellectual Property Rights was any developer, inventor or other contributor to such Intellectual Property Rights operating under any financial contributions and/or financial consideration from any governmental entity or agency, performing research sponsored by any governmental entity or agency or private source. The Company is not aware that at any time during the conception of or reduction to practice of any Intellectual Property Right, any such developer, inventor or other contributor was operating or subject to any employment agreement, or invention assignment or nondisclosure agreement, or other obligation with any third party that could adversely affect the rights of the Company in such intellectual property.

3.9.6.	Except as described in Schedule 3.9.6, the Company has not transferred, disposed of, pledged or otherwise granted to any third party any right, option or license, express or implied, with respect to the Company’s Intellectual Property Rights.

3.9.7.	The Company has taken all precautions, actions and security measures necessary and customary in the industry in which the Company operates (and to companies in similar stage as the Company) to protect its Intellectual Property Rights and to protect the secrecy, confidentiality and value of the intellectual property used or required for use in the conduct of the Company's business as now conducted and as proposed to be conducted.

3.9.8.	The Company has not used with or embedded in any of its products generally available or in development, and shall not use and/or embed, any open source, copyleft or community source code.

3.10.  Ownership of Assets. The Company has good and marketable title to, and is the sole and exclusive owner of, or hold interests as lessee under leases in full force and effect in, all of the properties and assets of the Company - free from all liens, charges, encumbrances or any other third party right or claim of any kind or nature whatsoever.

3.11.  Employees.

3.11.1.	All employees (current, and former employees participating in the conception, reduction to practice, development, invention, discovery or design of any items included in the Company Intellectual Property), service providers and consultants of the Company have signed valid non-competition, assignment of invention and confidentiality undertakings toward the Company. Other than as set forth in the Transaction Documents, the Company has no engagement or employment contracts with any officer or employee or any other service provider or person, which is not terminable by it at will without liability (other than payment of social benefits pursuant to applicable law), upon up to thirty (30) days prior notice. Except as set forth in Schedule 3.11.1a, the Company has no deferred compensation covering any of its officers or employees. The Company has materially complied with all applicable employment laws, policies, procedures and agreements relating to employment, terms and conditions of employment and complied with the proper withholding and remission to the proper tax and other authorities of all sums required to be withheld from employees under applicable laws respecting such withholding. The Company has paid in full to all of its respective employees, wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees and provided all contributions to pension or managers funds, as applicable, required by law or by any other arrangements between the Company and such employees, on or prior to the date hereof.

3.12.  Litigation. There is no action, suit, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company, or any of the Company’s’ properties or against any of its officers, directors, or employees (in their capacity as such), or that the Company has or currently intends to initiate.

3.13.  Governmental Grants and Benefits. The Company has not applied for or received any grants, incentives, investments, loans, benefits (including tax benefits), subsidies or allowance and applications therefor (collectively, “Grants”) from any governmental or regulatory authority or any agency thereof, or from any foreign governmental or administrative agency, granted to the Company.

3.14.  Taxes. The Company is currently not liable for any tax (whether income tax, capital gains tax, or otherwise) that became due and was not duly paid which may have a material adverse effect on the business of the Company. Except as set forth in Schedule 3.14, there are no closing agreements or tax rulings requested or received by the Company from any taxing authority.

3.15.  Contracts. Schedule 3.15 contains a true and complete list of all material agreements, understandings, instruments, proposed transactions, judgments, orders, writs and decrees (both orally or in writing) to which the Company is a party or by which it is bound, accurate copies of which (or written descriptions if oral) have been provided to the Investors. Each of such material agreements is in full force and effect; neither the Company nor, to the best knowledge of the Company, any other party thereto is in breach thereof. The Company has not received any notice of any intention to terminate any such agreement. Except as set forth in Schedule 3.15, there are no contracts, agreements, understandings, instruments, commitments or proposed transactions, judgments, orders, writs and/or decrees to which the Company is a party or by which it is bound which involve (i) provisions restricting or affecting the development, manufacture, assembly or distribution of the Company’s products or services, (ii) granting rights to manufacture, produce, assemble, license, market or sell products or services, (iii) indemnification by the Company with respect to infringements of proprietary rights, or (iv) restrictions or limitations on the Company's right to do business or compete in any area or field with any person, firm or company.

3.16.  Interested Party Transactions. Except as set forth in Schedule 3.16, no employee, officer, director or shareholder of the Company, nor any affiliate or family member of any such person or entity or the Company, has or has had, either directly or indirectly, (a) an interest in any person or entity which (i) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by the Company, or (ii) purchases from or sells or furnishes to the Company any goods or services, or (b) a beneficial interest in any contract or agreement to which the Company is a party or by which it may be bound or affected. Except as set forth in Schedule 3.16 no employee, shareholder, officer, or director of the Company is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them.

3.17.  Brokers. Except as set forth in Schedule 3.17, no agent, broker, investment banker, person or firm acting in a similar capacity on behalf of or under the authority of the Company is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, on account of any action taken by the Company in connection with any of the transactions contemplated under this Agreement.

3.18.  Full Disclosure. The Company has provided the Investors with all information that the Investors have requested and all information that the Company believes is reasonably necessary to enable the Investor to make their decision to enter into this Agreement. Neither this Agreement (including the Schedules hereto) nor any document, information, representation or certificates made or delivered in connection herewith by the Company, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading, in view of the circumstances in which they were made.

4.       Representations and Warranties of the Investors. Each of the Investors, severally and not jointly, hereby represents warrants and undertakes to the Company with respect to itself only that:

4.1.    Authorization; Enforceability. It has full power and authority to enter into this Agreement and/or into any other agreement, document or schedule attached thereto. This Agreement, when executed and delivered by it, will constitute the valid and legally binding obligations of the Investor, legally enforceable against the Company in accordance with its terms.

4.2.    Experience. It is an experienced investor in securities of companies in development stage and acknowledges that it is able to fend for itself, can bear the economic risks of such investment in the Closing Shares and the Option Shares (including the complete loss thereof) and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of this investment in the Company.

4.3.    Purchase Entirely for Own Account. The Purchased Shares and Warrants will be acquired for investment for the Investor’s own account and, where applicable, for the account of the Investors as a trustee on behalf of other persons and entities (the “Beneficiaries”). By executing this Agreement, the Investor further represents that, other than the sale, transfer or the grant of participation rights to the Beneficiaries, it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Purchased Shares and the Warrants.

4.4.    Disclosure of Information. Without derogating from the representations and warranties of the Company or the Founders, the Investors are experienced investors and have had an opportunity to discuss the terms and conditions of the offering of the Purchased Shares and the Warrants and the Company’s business, management and financial affairs with the Company’s management and have conducted due diligence concerning the Company's business, assets and financial position (the “Investors Review”). The Investors entry into this Agreement is made based on the Investors Review, which, however, does not limit, impair, derogate or modify the right of the Investors to rely on the Company’s and the Founders’ representations and warranties herein contained. The Investors further represent and warrant that they understand the risks and other considerations relating to the purchase of the Purchased Shares, and that they are able to bear the economic risk of losing any part or all of its Initial Investment Amount and Second Investment Amount or any amounts being paid by it for the exercise of the Warrant, if any.

5.       Representations of Founders; Founders’ Services

5.1.    Representations. The Founders, jointly and severally, hereby represent and warrant to the Investors that:

5.1.1.	There are no agreements or arrangements among the Founders and/or between the Founders and any third party, nor any regulations or codes that are reasonably likely or may have a material effect upon the title to and other rights respecting the Intellectual Property. Without derogating from the forgoing the Intellectual Property was and/or shall be developed exclusively and independently by the Founders, and the Company shall be the exclusive proprietor of all rights in, and relating to, the Intellectual Property; except as set forth in the rights in the Intellectual Property shall be free and clear of any third party's rights whatsoever, including attachments and/or charges; the Founders have not granted and have not undertaken to grant any right whatsoever in the Intellectual Property or any part thereof to any third party.

5.1.2.	The Founders will take all reasonable security measures to protect the secrecy, confidentiality and value of the Intellectual Property and have not taken any action or, to their knowledge, failed to take an action that will directly or indirectly cause the Intellectual Property to enter the public domain or in any way affect its value or any of the Company absolute and unconditional ownership thereof.

5.1.3.	Except as set forth in Schedule 5.1.3, no party or person other than the Company has or shall have any right, title or interest in the Intellectual Property and the Company shall be subject to no limitations, obligations or restrictions with regard to the sale, license, distribution or other transfer or exploitation of the Intellectual Property. The Founders have not been nor are they currently under any obligation to pay any other party any royalties or other fixed or contingent amounts based upon the sale, license, distribution or other use or exploitation of the Intellectual Property (the “Royalties”). In the event the Founders are or will at any time in the future be under any obligation to pay such Royalties, the Founders hereby represent and warrant that: (i) any or all such Royalties or consideration will be fully paid by the Founders; and (ii) the Founders shall fully indemnify and hold harmless the Company in connection with any obligation to pay such Royalties or any portion or consideration thereof, and the Founders shall have no claims whatsoever against the Company and/or Investors and/or Additional Investors with respect to the Royalties and/or future developed Intellectual Property.

5.1.4.	To the best knowledge of the Founders, the Intellectual Property does not and shall not infringe the rights of others nor of any intellectual property rights of others.

5.1.5.	The Founders have not agreed to indemnify any third party for or against any infringement of any intellectual property rights of such party in connection with the Intellectual Property or otherwise.

5.2.    Future IP Assignment. The Founders acknowledge that they have or may have in the future the opportunity to develop, design, prepare or otherwise create, reproduce, modify, or improve the Intellectual Property and/or related know how for the benefit of the Company. The Company, shall own all intellectual property rights in and to all matter which is created by the Founders with respect to all future projects, methods, techniques and know-how for which the Founders are or will be otherwise responsible, developed in the course of performing research and development on behalf of the Company, whether produced solely or jointly with others, and first conceived, fixed in tangible form, illustrated in a drawing, described in a written record or actually or constructively reduced to practice during the performance of research and development work on behalf of the Company (“Future IP”). Such ownership rights shall be exclusive, fully vested in the Company and indefeasible.

5.3.    Services. Each of the Founders undertakes to serve as employee or service provider of the Company under the terms and conditions of his respective agreement attached hereto as Schedules 2.2.2(i)-(iv). Each of the Founders undertakes to cease any prior activities, including but not limited to activities similar to and/or competing with the Company’s business, and to devote his entire time, efforts and attention to the Company, as determined hereunder and in his employment agreement. Each of the Founders shall be subject to the non-compete, confidentiality and inventions assignment provisions as set forth in his employment agreement.

6.       Further Investments and Anti-Dilution

6.1.   Subject to Section 6.2 hereinafter, if after the date of the Initial Closing and (i) unless the Second Closing is not consummated, until the consummation of the next financing round, or (ii) in any event if the Second Closing is consummated, until the six (6) months anniversary following the Second Closing Date, the Company issues additional equity securities or rights to acquire such equity securities or securities convertible into, or exchangeable for such equity securities (collectively the “New Securities”) at a purchase price less than the PPS (the “New PPS”), than the Company shall issue and sell to each and any Investor and Additional Investor, at their par value, and each such Investor and Additional Investor will be entitled to purchase from the Company, at their par value, the number of additional Ordinary Shares (the “Additional Ordinary Shares”) determined in accordance with the following formula:

AOS=	IIS	-	IS
RP

where “AOS” is the Additional Ordinary Shares; “IIS” is an amount invested hereunder by an Investor or an Additional Investor; “RP” is the Reduced Price; “IS” is the number of issued Ordinary Shares held by an Investors or an Additional Investor immediately prior to the relevant issuance of the New Securities.

The Reduced Price shall be calculated in accordance with the following formula:

RP = [(PPS * InvS + SCPPS *InvOS] + [(New PPS) * (New Securities)] / Total Shares

where “PPS” is the PPS; “SCPPS” is Second Closing PPS; “InvS” is the total number of the Investors Shares issued hereunder; “InvOS” is the total number of the Investors’ Optional Shares issued hereunder ; “New PPS” and “New Securities” is as defined in this Section above; the “Total Shares” is the total aggregate number of the Company’s issued and outstanding shares.

6.2.    Anything herein to the contrary notwithstanding, the Company shall not be required to make to issue to the Investors and the Additional Investors Additional Ordinary Shares upon the issuance from and after the date of the Initial Closing of (i) Ordinary Shares issuable upon a share split, share dividend, or any subdivision of Ordinary Shares, reclassification and similar recapitalization events; (ii) shares issued to all Company shareholders pro-rata to their holdings, for nominal consideration.

6.3.   The anti-dilution protection rights provided under this Section 6 shall be deemed attached to each Company’s share held by any of the Investors and the Additional Investors, and shall automatically be transferred to transferees of such shares, pro rata to the share transferred to it. Such rights shall not however be otherwise transferrable or assignable.

7.       No-Sale

For the period of 24 months following the Initial Closing, and in the event the Second Closing is consummated, for the period of 24 months thereafter, each Founder shall be subject to a prohibition on transfers, pledges and other dispositions of any of his Ordinary Shares, options or convertible securities of the Company, other than in the context of a sale of all or substantially all of the shares of the Company in accordance with the applicable provisions herein. Notwithstanding the foregoing, a Founder shall have a right to transfer any of his securities in the Company to other Founders.

8.      Affirmative Covenants

8.1.    Use of Proceeds. The Company will use the proceeds from the sale of the Purchased Shares in accordance with the Company’s budget as shall be approved by the Board following the Initial Closing and for financing the following expenses, which in total shall not exceed US$250,000:

8.1.1.	Costs of this transaction, and either an Registration for Trade or the consummation of the Merger Agreement, as shall be decided by the Investors pursuant to Section 1.3;

8.1.2.	Costs of pre-ruling for the authorization of the applicable exemption from income tax;

8.1.3.	Up to US$100,000 costs of public relation and investors relations to be spent during the first year of the Company’s activities immediately following the consummation of this transaction.

8.1.4.	Costs of the preparation and the submission of a prospectus draft to release the lock up of the Purchased Shares and shares resulting from the exercise of the Warrants, as set forth in Section 1.6.

8.2.    Due Diligence. In the event the Investors decided to invest by way of Indirect Investment as set forth in Section 1.3.2, the Investors and the Company shall have the right to perform due diligence during the period between the date of delivery of the Investors’ Decision Notice and the Second Closing Date.

8.3.    Financial Statements; Information. As of the Initial Closing Date, the Company will prepare its annual and quarterly financial statements in accordance with Israeli Securities Laws of 1968 and the regulations promulgated thereunder, or at the reasonable request of Foresight, in accordance with US generally accepted accounting principles (US GAAP). As of the Initial Closing Date, the Company shall provide Foresight any and all information, including financial statements, as requested by Foresight in order to comply with the law and regulatory requirements applicable to Foresight as a public company.

8.4.    Investors' Commission. In the event of the consummation of an Registration for Trade or the Merger Agreement, the Company or the Shell Company, as applicable, shall pay the Investors 7.5% plus VAT (if applicable) in cash, of any capital raised by the Company or the Shell Company, as the case may be through public offering (including the capital originating from exercise of any options to purchase the Company’s or the Shell Company’s shares, as the case may be, other than the Warrants granted hereunder or the options granted under the ESOP) (the "Investors' Commission"). The Investors' right to receive the Investors' Commission, if any, from the Company or the Shell Company, if applicable, shall expire upon the earlier of: (i) the raising by the Company or the Shell Company, as applicable, of an aggregate capital of US$ 10,000,000; or (II) the lapse of four (4) years from the Registration for Trade or the Merger Date, as applicable.

8.5.    D&O Insurance. Immediately following the Closing, the Company shall cause all directors appointed to the Board at the Closing to be covered by the Company’s directors’ and officers’ liability insurance policy.

8.6.    Conduct of Business. During the period from the date hereof and until the Second Closing Date, the Company will conduct its business only in the ordinary course.

8.7.    Information and Visitation Rights. The Company will furnish to each Investor, such information relating to the financial condition, business, prospects or corporate affairs of the Company as such Investor may from time to time reasonably request. The Company will permit each Investor and its representatives, at the Investor’s expense, full and free access, during normal business hours and upon reasonable notice, to visit and inspect any of the properties of the Company, to examine its books and records and to discuss its affairs, finances and accounts with the Company’s officers and auditor. This Section shall not limit any rights that an Investor may have under applicable law.

9.      Conditions for Closing

The obligations of the Investors and Additional Investors to purchase the Purchased Shares and transfer the First and/or Second Investment Amount are subject to the fulfillment by the Company and the Founders at or before the Initial Closing or the Optional Closing, as the case may be, of the following conditions, any or all of which may be waived, in whole or in part, in writing, by the Investors, which waiver shall be at the sole discretion of the Investors:

9.1.1.	Representations and Warranties. The representations and warranties made by the Company and the Founders in this Agreement shall have been true and correct when made and true and correct as of the Initial Closing or the Optional Closing, as the case may be, as if made on the date of the Initial Closing or the Optional Closing, as the case may be.

9.1.2.	Performance. All covenants, agreements and conditions contained in the Agreement to be performed or complied with by the Company or the Founders on or prior to the Initial Closing or the Optional Closing, as the case may be, shall have been performed or complied with in all respects.

9.1.3.	Resolutions. The Company and the Founders shall have delivered to the Investors validly executed resolutions of the Board and the Company’s shareholders, approving the terms of this Agreement, allotment of the Purchased Shares and issuance of the Warrants and the Amended Articles shall have been duly adopted.

9.1.4.	Delivery of Documents. All of the documents to be delivered by the Company and/or the Founders pursuant to Sections 2.2 and/or 2.3, as the case may be, shall be in forms attached hereto or in a form and substance satisfactory to the Investors and its counsel, in their sole discretion, and shall have been delivered to the Investors. All other actions and transactions set forth in Sections 2.2 and/or 2.3 shall have been completed on or prior to the Initial Closing or the Optional Closing, as the case may be.

9.1.5.	Absence of Adverse Changes. There will have been no material adverse change to the business, operations, conditions, prospects or assets of the Company.

10.    Survival and Indemnification

10.1.  Survival. The representations, and warranties of the Company and the Founders contained in Section 3 of this Agreement are deemed to be made on the date of this Agreement and at the Initial Closing Date and the Company’s and Founders’ responsibility with respect to such representations shall remain in full force and effect until the earlier of (a) Registration for Trade or the consummation of the Merger Agreement, or (b) after the Initial Closing for a period of 24 months (the “Survival Period”), provided, however that (i) the representations and warranties of the Company set forth in Section 3.9 (Intellectual Property; Patents) shall survive and be in effect following the Survival Period for an additional 36 (thirty six) months, but in no event for a period longer than the applicable statute of limitation, and (ii) the representations and warranties of the Company (and the Founders only with respect to Sections 3.4 and 3.5 herein) set forth in Sections 3.4 (Share Capital), 3.5 (Ownership of Shares), 3.12 (Litigation) and 3.14 (Taxes) shall survive and remain in effect until the expiration of the applicable statute of limitations. The Company, shall not have any liability with respect to any such representation and warranty (other than in case of fraud) unless a claim is made hereunder prior to the expiration of the applicable Survival Period for such representation and warranty, in which case such representation and warranty shall survive as to that claim until the claim has been finally resolved.

10.2.  Indemnification. The Company shall indemnify and hold harmless the Investors, Additional Investors and their officers, directors, shareholders, partners, members, employees, agents and affiliates (each an “Indemnified Party”) for any and all losses, liabilities, claims, damages, action, suits of any and every kind (including, without limitation, any judgments and costs of settlement, and reasonable expenses of any and every kind), any and all out-of-pocket costs and expenses (including reasonable attorneys’ fees) (collectively, the “Damages”), arising from or in connection with any misrepresentation or breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement, in each case subject to the respective Survival Period of any representation or warranty according to Section 10.1 above.

10.3.  Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement, other than in the case of fraud or intentional or willful misrepresentation: the Company shall not be liable for any claim for indemnification pursuant to Section 10.2 unless and until the aggregate amount of Damages equals or exceeds One Hundred Thousand New Israeli Shekels (NIS 100,000), in which case the Company shall be liable for the full amount of such Damages from the first dollar thereof.

10.4.  Notice. In the event that an Indemnified Party is entitled to indemnification as per this Section 10, it shall assert a claim for indemnification by giving prompt written notice thereof to Company, which shall describe in reasonable detail the facts and circumstances upon which the asserted claim for indemnification is based and shall indicate the amount (to the extent available and if not finally determined, a good faith estimate thereof) of the damages that has been or is reasonably expected to be suffered by the applicable Indemnified Party, and shall thereafter keep the Indemnitor reasonably informed with respect thereto provided, that failure of such Indemnified Party to give the Indemnitors prompt notice as provided herein shall not relieve the Indemnitors of any of their obligations hereunder, except to the extent that the Indemnitors are actually prejudiced by such failure.

10.5.  Third Party Claims. If any claim, suit, action or other proceeding to which the Indemnified Party set forth herein applies (the “Claim”) is brought against an Indemnified Party, such Indemnified Party shall promptly give the Company written notice of such Claim (the “Notice of Claim”); provided that failure of an Indemnified Party to give prompt notice as provided herein shall not relieve the Company of any of its obligations hereunder, except to the extent that such failure materially prejudiced its ability to defend against any such Claim. The Company shall have the right, at its own expense, to participate in or assume, at its sole discretion, the defense of such Claim, with counsel reasonably acceptable to the Indemnified Parties, and in such event the Indemnified Party shall be entitled to participate in the defense of such assumed Claim, with Indemnified Party’s own counsel and at its own expense, however, in any event, the Indemnified Party will fully cooperate with the Company in the defense of any such third party claim for which the Company assumes the defense thereof. The Company shall not consent to entry of any judgment or adjust, settle or compromise any Claim for which the indemnity set forth herein is sought without the prior written consent of the Indemnified Party which consent will not be unreasonably withheld (it being agreed that the Indemnified Party shall not be required to agree to any judgment or settlement or compromise which does not include an unconditional and full release from all liability in respect to such Claim). In the event the Company does not assume defense of a Claim with counsel reasonably acceptable to the Indemnified Parties, in connection with which the Indemnified Party asserts a right of indemnification pursuant to this Section 10.5 and the Indemnified Party defends such Claim, then, without limiting the foregoing, the Company shall advance to the Indemnified Party payment for all reasonable expenses incurred by the Indemnified Party in connection with the defense of such claim (including, without limitations, reasonable attorneys' legal fees) subject to the submission by the Indemnified Party of applicable bills. The indemnification provided by the Company hereunder and the enforcement of such indemnification shall be the sole and exclusive monetary remedies available to the Investors against the Company in connection with any inaccuracy in or breach of any representation or warranty contained herein other than with respect to any claims relating to fraud or willful misrepresentation by the Company.

11.    Miscellaneous

11.1.  Further cooperation. If requested by the Company, following the consummation of this Agreement Foresight shall use its best efforts to provide the Company with research and development services, upon the terms and conditions to be agreed by the parties in the future.

11.2.  Amendment of Articles of Association. The Parties hereto agree and acknowledge that prior to the registration of the Company’s securities on a stock exchange (whether by initial public offering, Registration for Trade or Merger), the Company’s articles of association then of effect will be amended in the manner that will, inter alia, provide that the Company’s share capital will be comprised of one class of shares, the rights for nomination of directors set forth in the attached Amended Articles will be forfeited and the directors in the Company will be elected by a general meeting of the Company’s shareholders. In such event, the Founders and the Investors will consider entering into appropriate voting agreement.

11.3.  Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

11.4.  Transfer; Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. This Agreement and all rights and obligations hereunder may not be assigned or transferred without the prior written consent of the other party except that each Investor may assign, transfer grant or encumber its rights together with its obligations hereunder to any of its affiliates or the Beneficiaries, or, following the Initial Closing, to its Permitted Transferee (as defined in the Amended Articles).

11.5.  Governing Law; Jurisdiction. This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved exclusively in the competent court in the District of Tel Aviv and each of the parties hereby irrevocably submits to the exclusive jurisdiction of such court.

11.6.  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile or as a PDF file and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.7.  Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

11.8.  Notices. All notices and other communications given or made pursuant to this Agreement will be in writing and will be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours at the place of the recipient of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) two (2) days after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications will be sent to the respective parties at their address as set forth above (or in Schedule A), and to the following email addresses: to the Company - attention: Elen Katz, email: elenktz@gmail.com; to the Investors attention: Eli Yoresh, email: eli@foresightauto.com; to the Founders - attention Elen Joseph Katz, email: elenktz@gmail.com; to Shachar Hania, email __________; to Yuval Esby, email ____________ and to Noam Tich, email ________.

11.9.  Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Company and the Investors holding the majority of the Purchased Shares. Any amendment or waiver affected in accordance with this section shall be binding upon all parties hereto.

11.10.  Severability. The invalidity of unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

11.11.  Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

11.12.  Entire Agreement. This Agreement (including the Schedules hereto, if any) constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties, including, but not limited to, the MOU, are expressly canceled.

[Signature page to follow]

[Signature Page – Railvision Ltd. SPA – August 2016]

IN WITNESS WHEREOF, this Share Purchase Agreement has been duly executed on the date hereinabove set forth.

The Company:

/s/ Elen Joseph Kate
Railvision, Ltd.

By:	Elen Joseph Kate

Title:	CEO

The Founders:

/s/ Elen Joseph Kate
Elen Joseph Katz

/s/ Shachar Hania
Shachar Hania

/s/ Yuval Esby
Yuval Esby

/s/ Noam Tich
Noam Tich

[Signature Page – Railvision Ltd. SPA – August 2016]

IN WITNESS WHEREOF, this Share Purchase Agreement has been duly executed on the date hereinabove set forth.

Investors:

Capitalink Ltd.

/s/ Lavi Karsney
By:	Lavi Karsney
Title:	CEO

Foresight Autonomous Holdings Ltd.

/s/ Haim Siboni
By:	Haim Siboni
Title:	CEO

Amir Uziel Consulting Ltd.

/s/ Amir Uziel
By:	Amir Uziel
Title:	CEO

Schedule A

The Investors

Investors	Initial Closing Investment Amount ($)	Investors’ Shares	Initial Warrant 3	Updated Warrant 3	Address

Total	1,000,000	11,821	3,284	4,627

The Founders

Name	Address